UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Maxwell Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MAXWELL TECHNOLOGIES, INC.

5271 Viewridge Court, Suite 100

SAN DIEGO, CALIFORNIA 92123

March 31, 2011

To Our Stockholders:

It is my pleasure to invite you to attend the 2011 Maxwell Technologies, Inc. Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 11, 2011 at 11:00 a.m., PDT, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of the 2011 Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.

We hope you will be able to attend the Annual Meeting to listen to a discussion of Maxwell’s 2010 performance and the outlook for this year, and answer any questions you may have.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about April 1, 2011, we expect to begin mailing to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.

Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reviewing the Proxy Statement, you are urged to promptly vote in accordance with the instructions set forth on the Proxy Card you received. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.

If you have any questions concerning the Annual Meeting or the proposals being voted on, please contact our Investor Relations Department at (858) 503-3300.

Sincerely,

David J. Schramm Chief Executive Officer

NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2011

To the Stockholders of

Maxwell Technologies, Inc.:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on May 11, 2011 at 11:00 a.m., PDT, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, for the purpose of considering and voting upon the following:

•	To elect three Class III members to the Board of Directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

•	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

•	To vote, on an advisory basis, on the compensation of the Company’s named executive officers as set forth in the Executive Compensation section of this Proxy Statement;

•	To vote, on an advisory basis, on the frequency with which future advisory votes on the compensation of the Company’s named executive officers will be conducted; and

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

The foregoing business items are more fully described on the following pages, which are made part of this notice.

WHO MAY VOTE:

The Board of Directors has fixed the close of business on March 17, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Kevin S. Royal Secretary

March 31, 2011

San Diego, California

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO VOTE VIA THE INTERNET. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING”.

010MAXWELL TECHNOLOGIES, INC.

5271 Viewridge Court, Suite 100

SAN DIEGO, CALIFORNIA 92123

(858) 503-3300

PROXY STATEMENT

FOR MAXWELL TECHNOLOGIES

2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2011

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 1, 2011, we will mail to our stockholders an Important Notice Regarding Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice also instructs you on how to access your Proxy Card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING:

Question:	Why am I receiving these materials?

Answer:	Our Board of Directors has made these materials available to you on the Internet or, upon your request will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question:	Why am I being asked to review materials on-line?

Answer:	Under rules adopted by the SEC, we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. We anticipate that the Notice will be mailed to stockholders on or about April 1, 2011.

Question:	How can I electronically access the proxy materials?

Answer:	The Notice provides you with instructions on how to view our proxy materials on the Internet.

Question:	How can I obtain a full set of proxy materials?

Answer:	The Notice provides you with instructions on how to request printed copies of the proxy materials. You may request printed copies until one year after the date of the Annual Meeting.

Question:	What information is contained in this Proxy Statement?

Answer:	The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information.

Question:	Who is soliciting my vote pursuant to this Proxy Statement?

Answer:	Our Board of Directors is soliciting your vote.

Question:	Who is entitled to vote?

Answer:	Stockholders of record of our common stock on the close of business on March 17, 2011 are entitled to vote at the Annual Meeting.

Question:	What am I voting on?

Answer:	You are voting on proposals:

•	To elect three Class III members to the Board of Directors.

•	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	To advise on the frequency with which future advisory votes on the compensation of the Company’s named executive officers will be conducted.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Question:	How does the Board of Directors recommend that I vote?

Answer:	The Board of Directors recommends a vote:

•	“FOR ALL” for the election of three Class III directors.

•	“FOR” the ratification of the appointment of McGladrey and Pullen, LLP as our independent registered public accounting firm for fiscal year 2011.

•	“FOR” the approval of the compensation of the Company’s named executive officers.

•	For the option of every “3 YEARS” for the frequency of future advisory votes on the compensation of the Company’s named executive officers.

Question:	How may I cast my vote?

Answer:	If you are a registered holder of our common stock, meaning that your shares are registered with our transfer agent in your name, you have three options for submitting your vote before the meeting: via the Internet, by telephone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. If you hold your shares in your name as a registered holder, you may also submit your vote in person at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer, or other similar organization rather than from Maxwell. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the Notice, proxy card or voting instruction form you should have received from your brokerage firm or similar organization in order to vote your shares. If you intend to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the Annual Meeting.

If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules applicable to our prior annual meetings, the uncontested election of a member of the Board of Directors was considered “discretionary” and brokers were permitted to vote your shares held in street name even in the absence of your instructions. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.

Question:	May I cast my vote in person?

Answer:	Yes. If you are the registered holder of the shares, you can vote in person by coming to the Annual Meeting. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the Annual Meeting.

Question:	May I cast my vote over the Internet, by telephone or by mail?

Answer:	Voting Alternatives:

•	over the Internet at www.proxyvote.com, by following the instructions for Internet voting on the Notice or Proxy Card mailed to you;

•	by phone, by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice.

If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by our transfer agent. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

If like most stockholders of the Company, you hold your shares in street name through a brokerage firm, bank or other similar organization rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being provided to you by such organization. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.

We encourage you to vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by phone or by mail—will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, those who hold shares in street name will need to contact the brokerage firm, bank or other similar organization that holds their shares to obtain a legal proxy to bring to the meeting.

Question:	May I revoke or change my vote?

Answer:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you hold shares in street name, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Question:	Do I have to do anything if I plan to attend the Annual Meeting in person?

Answer:	No, we believe physical space at the Annual Meeting location will be sufficient to accommodate our normal attendance of this event.

Question:	Who will count the votes?

Answer:	The Company has hired a third party, Broadridge Financial Solutions, Inc., to tabulate votes cast by proxy and an inspector of elections will be present at the Annual Meeting to tabulate the final vote results.

Question:	What happens if the Annual Meeting is adjourned or postponed?

Answer:	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Question:	How are votes counted?

Answer:	With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. For the approval of the ratification of the appointment of McGladrey and Pullen, LLP as our independent registered public accounting firm for fiscal year 2011, the compensation of the our named executive officers, and the approval of any other matters properly presented at the Annual Meeting, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. For the advisory vote on the future frequency of advisory votes on executive compensation, the alternative receiving the greater number of votes—every year, every two years, or every three years—will be the frequency the stockholders approve. However, the votes for the approval of the compensation of our named executive officers and the frequency of the solicitation of such approval are advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors.

Question:	What is the deadline for voting?

Answer:	The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on May 10, 2011. If you hold your shares in street name, please check the information you received from your brokerage firm, bank, dealer, or other similar organization for the voting deadline. If you plan to attend the Annual Meeting and to cast your vote in person, the polls will remain open until they are closed during the Annual Meeting on May 11, 2011. If you hold your shares in street name, you will need to bring the required paperwork in order to vote in person at the Annual Meeting. Please see the answer to the question “May I cast my vote in person?” above for more information.

Question:	How can I find the results of the Annual Meeting?

Answer:	Preliminary results will be announced at the Annual Meeting and final results will be published in a Form 8-K filed shortly after the meeting.

Question:	How can I communicate with the Board of Directors?

Answer:	Stockholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 5271 Viewridge Court, Suite 100, San Diego, California 92123.

GENERAL INFORMATION

The Board of Directors of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” or “we” or “us”), is soliciting the enclosed proxy for use at the 2011 Annual Meeting of Stockholders to be held on May 11, 2011 at 11:00 a.m., local time, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof. This Proxy Statement was first made available on or about April 1, 2011 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Annual Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Annual Meeting and any adjournment or postponement thereof.

The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, is available over the Internet or, if requested per the instructions in the Notice, will be mailed to stockholders along with this Proxy Statement. The Annual Report on Form 10-K contains, among other things, financial information regarding the Company and a discussion of business developments during the fiscal year ended December 31, 2010. It is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.

VOTING RIGHTS

The close of business on March 17, 2011 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had outstanding and entitled to vote 27,790,889 shares of common stock. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules applicable to our prior annual meetings, the uncontested election of a member of the Board of Directors was considered “discretionary” and brokers were permitted to vote your shares held in street name even in the absence of your instructions. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.

With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. For the approval of the ratification of the appointment of McGladrey and Pullen, LLP as our independent registered public accounting firm for fiscal year 2011, the approval of the compensation of the our named executive officers, and the approval of any other matters properly presented at the Annual Meeting, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors. For the advisory vote on the future frequency of advisory votes on executive compensation, the alternative receiving the greater number of votes—every year, every two years, or every three years—will be the frequency the stockholders approve. Under Delaware law and the Company’s Amended and Restated Bylaws (“Bylaws”), abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2012 Annual Meeting of Stockholders must be received by us no later than December 4, 2011, which is 120 days prior to the first anniversary of the mailing date of the Proxy Statement, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2012 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company at least 60 days, but no more than 90 days, prior to the date of the 2012 Annual Meeting of Stockholders. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2012 Annual Meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class III expires on the date of the Annual Meeting. The directors in Class I and Class II will continue in office until their terms expire at the 2012 and 2013 Annual Meeting of Stockholders, respectively. The directors elected in Class III at the Annual Meeting will hold office until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Holders of common stock are entitled to cast one vote for each share held for each of the three nominees for director in Class III. The three nominees receiving the greatest number of “FOR” votes will be elected directors of the Company in Class III. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. Broker non-votes will have no effect. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers or directors.

Set forth below is information with respect to nominees for director and other directors of the Company who will continue in office for terms extending beyond the Annual Meeting, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director within the past five years, their period of service as a Company director and their age. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 74 (Class III)

Mr. Guyett was appointed a Class III director in January 2000, was elected Chairperson of the Board in May 2010, and previously served as Chairperson of the Board from May 2003 until May 2007. He serves on the Compensation Committee and the Governance, Nominating and Strategy Committee, and is the Chairperson of the Audit Committee. Since 1995, he has been president and chief executive officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. Since 1990, he has been a director of Newport Corp., a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. He is also a director and Treasurer of the Christopher and Dana Reeve Foundation and serves on the boards of privately-held companies. From 1991–1995, he was a director and chief financial officer of Engelhard Corp and from 1987–1991, he was a director and chief financial officer of Fluor Corporation.

Individual experience: Mr. Guyett, with his experience in various senior leadership positions, including chief financial officer, provides the Company with broad insight into financial and operational matters. Further, Mr. Guyett’s extensive experience in international operations and his demonstrated leadership on the boards of several other companies expand his qualifications to serve on our Audit Committee, Compensation Committee and Governance, Nominating and Strategy Committee.

David J. Schramm, 61 (Class III)

Mr. David J. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 37-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems. Before joining Maxwell, he was president and chief executive officer of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was president and chief executive officer of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Individual experience: Mr. Schramm’s extensive automotive industry experience with General Motors, including its parts operations, and subsequent experiences as president and chief executive officer of two companies prior to joining Maxwell provide him a breadth of knowledge concerning issues affecting the day-to-day oversight of our Company’s operations. He brings to the Board his knowledge of the automotive industry and its trends, and he contributes his perspective on, and experience in, a broad range of board oversight matters.

Yon Yoon Jorden, 56 (Class III)

Ms. Jorden was appointed a director in Class III in May 2008. She serves on the Audit Committee and is the Chairperson of the Governance, Nominating and Strategy Committee. During a business career spanning more than 25 years, she served as chief financial officer of four publicly traded companies, most recently as executive vice president and chief financial officer of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants. Previously she was chief financial officer of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and Wellpoint Health Networks, a NYSE-listed managed care company. Earlier in her career she was a senior auditor with Arthur Andersen & Co., where she became a Certified Public Accountant. She currently serves as a director

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience and audit committee chair of Magnatek, Inc., a NYSE-listed manufacturer of digital power control systems, and also served as a director and audit committee chair of U.S. Oncology, a leading oncology services company, until it was acquired by McKesson Corporation in December 2010. She also serves on the finance committee of Methodist Health Systems, a Texas-based not-for-profit hospital chain.

Individual experience: Ms. Jorden’s extensive experience as chief financial officer in various industries provides her a tremendous depth of knowledge into financial, operational and Board oversight matters and the financial expertise required for our Audit Committee. In addition, Ms. Jorden’s service on other boards provides her with further insight.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2012 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
José L. Cortes, 46 (Class I)

Mr. Cortes was appointed a Class I director in July 2002. Since 1999, Mr. Cortes has been chairperson of Montena, SA, a holding company that sold its Montena Components, Ltd., subsidiary to the Company in July 2002. Since 1996, he has been a director of GenTurica, AG, an asset management firm, and a partner in the firm of Cortes & Grossenbacher, a family office and private equity advisor. Mr. Cortes resides in Zürich, Switzerland.

Individual experience: Mr. Cortes has extensive industry experience, familiarity with the Company’s High-Voltage Capacitors operations, and experience in commercial finance, private equity and leveraged finance.

Roger Howsmon, 66 (Class I)	Mr. Howsmon was appointed a Class I director in May 2008. He serves on the Compensation Committee. Mr. Howsmon is the senior advisor to the president and chief executive officer of the school bus division of Blue Bird Body Company, one of the world’s leading bus manufacturers, which is privately held by Cerebus Capital Management. Previously, as executive vice president, he led the manufactured housing group of Fleetwood Enterprises, and before that was chairperson and chief executive officer of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry with Cummins Engine Company and Perkins Engines, and then spent five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks.

Individual experience: Mr. Howsmon’s extensive transportation industry experience, familiarity with the Company’s key operations, experience as an executive of numerous transportation companies, general industry knowledge gained through his experience with several transportation companies and extensive marketing and distribution skills make him further qualified to serve as a director.

DIRECTORS CONTINUING IN OFFICE UNTIL THE

2013 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Mark Rossi, 54 (Class II)

Mr. Mark Rossi was appointed a Class II director in November 1997. He serves on the Audit Committee and the Governance, Nominating and Strategy Committee and is the Chairperson of the Compensation Committee. Mr. Rossi is a senior managing director of Cornerstone Equity Investors, L.L.C., one of the largest and most experienced private equity firms in the United States. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was president of Prudential Equity Investors, Inc. Mr. Rossi’s industry focus is on technology companies. He is also a member of the board of directors of Cardtronics, Inc., the world’s largest non-bank ATM operator.

Individual experience: Mr. Rossi brings a breadth of equity experience across a wide range of industries. He has a successful record of managing equity investments in his current position with Cornerstone Equity Investors, L.L.C., along with extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financing, all of which make him further qualified to serve as a director.

Jean Lavigne, 73 (Class II)

Mr. Jean Lavigne was appointed a Class II director in August 1999. He serves on the Compensation Committee and the Governance, Nominating and Strategy Committee. From November 1993 until his retirement at the end of 2002, Mr. Lavigne served as vice president and country president in France and Belgium for Motorola, Inc., and he was president and chief executive officer of Motorola, SA and of Motorola Semiconductor SA. Prior to joining Motorola, Mr. Lavigne was with Digital Equipment Corporation in Europe where he was responsible for manufacturing and engineering technology and served as a member of its European government affairs team. Mr. Lavigne resides in London, U.K.

Individual experience: Mr. Lavigne’s international business experience, as well as his background in the technology industry, makes him further qualified to serve as a director.

Burkhard Goeschel, 65 (Class II)

Professor Goeschel was appointed a Class II director in February 2007. He serves on the Governance, Nominating and Strategy Committee. He is currently the chief technology officer of vehicles and powertrain of MAGNA International, a leading NYSE-listed global supplier of technologically advanced automotive systems, components and complete modules. From 2000 until his retirement in 2006, he was a member of the six-person management board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a group leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is a member of the university’s management board and a trustee of its Institute for Advanced Studies. He is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities, serves on the Research Commission and the Scientific and Ethical Advisory Board for the state of Bavaria, and was general chairperson of the Society of Automotive Engineers 2006 World Congress.

Individual experience: Dr. Goeschel’s global automotive industry experience, breadth of knowledge concerning the international marketplace and prior affiliation with BMW Group, in addition to a strong technical background and deep knowledge of the automotive market, make him further qualified to serve as a director.

Vote Required for Approval and Recommendation of the Board

With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors.

The Board recommends that stockholders vote FOR ALL of the nominees identified above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board of Directors has appointed McGladrey & Pullen, LLP (“M&P”) as our independent registered public accounting firm (or “independent auditors”) to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2011. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

The Board recommends that stockholders vote FOR the ratification of McGladrey & Pullen, LLP as our independent auditors for the fiscal year ending December 31, 2011.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by M&P for 2010 and 2009 (in thousands):

	2010	2009
Audit Fees	$700	$771
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$700	$771

Audit Fees. Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, review of registration statements filed on Form S-3 and Form S-8 and the audit of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. We did not engage M&P for any audit-related services during the fiscal years ended December 31, 2010 and 2009.

Tax Fees. We did not engage M&P for professional services in connection with tax advice or tax planning during the fiscal years ended December 31, 2010 and 2009.

All Other Fees. We did not engage M&P for any other professional services for the fiscal years ended December 31, 2010 and 2009.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2010, all services rendered by M&P were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Rossi and Guyett and Ms. Jorden. The Audit Committee recommends to the Board the selection of the Company’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements and the effectiveness of internal control over financial reporting with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors the firm’s independence from the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors as well as the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements for the year ended December 31, 2010 in the Company’s Annual Report on Form 10-K, filed with the SEC on March 10, 2011.

Submitted by the following members of the Audit Committee:

Robert Guyett

Mark Rossi

Yon Yoon Jorden

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board is composed of eight members, six of whom were determined by the Board to be independent within the meaning of the National Association of Securities Dealers’ (“NASD”) listing standards. These independent directors are Messrs. Rossi, Guyett, Lavigne, Goeschel and Howsmon and Ms. Jorden. During the fiscal year ended December 31, 2010, the Board held seven meetings and each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All active members of the Board at the time of the Company’s 2010 Annual Meeting of Stockholders were in attendance.

Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 5271 Viewridge Court, Suite 100, San Diego, California 92123.

The Board also has established an Audit Committee, a Compensation Committee, and a Governance, Nominating and Strategy Committee. The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit	Compensation	Governance
Non-Employee Directors:
Robert Guyett	X*	X	X
Jean Lavigne		X	X
Mark Rossi	X	X*	X
Burkhard Goeschel, Ph.D.			X
Roger Howsmon		X
Yon Yoon Jorden	X		X	*
José L. Cortes
Employee Director:
David J. Schramm

X = Committee member; * = Chair

Audit Committee

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statement reviews. The Audit Committee held nine meetings during the fiscal year ended December 31, 2010.

All members of the Company’s Audit Committee are independent (as independence is defined in NASD Rule 4200(a)(15)). Mr. Guyett and Ms. Jorden have been designated by the Board as the Audit Committee’s financial experts. The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at www.maxwell.com.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards equity compensation to employees and consultants under the Company’s equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee held four meetings during the fiscal year ended December 31, 2010. All members of the Company’s Compensation Committee are independent of management (as independence is defined in the NASD listing standards). The Compensation Committee has adopted a written Compensation Committee Charter available at the Company’s website at www.maxwell.com.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee of Maxwell.

Governance, Nominating and Strategy Committee

The Governance, Nominating and Strategy Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, nominates specific individuals to be elected as officers of the Company by the Board, establishes a process for monitoring compliance with the Company’s Standards of Business Conduct and Ethics and recommends corporate governance guidelines and policies for adoption by the Board. The Governance, Nominating and Strategy Committee was formed in May 2006 by combining the Company’s Nominating and Governance Committee and its Executive Committee. The Governance, Nominating and Strategy Committee held three meetings during the fiscal year ended December 31, 2010.

The members of the Governance, Nominating and Strategy Committee are independent of management (as independence is defined in the NASD listing standards). The Governance, Nominating and Strategy Committee has adopted a written Governance, Nominating and Strategy Committee Charter which is available on the Company’s website at www.maxwell.com.

When considering a potential candidate for membership on the Company’s Board, the Governance, Nominating and Strategy Committee considers relevant business and other experience and demonstrated character and judgment as described in the “Board Membership Criteria” section of the Company’s Governance Guidelines, which are posted on the Company’s website at www.maxwell.com. There are no differences in the manner in which the Governance, Nominating and Strategy Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder. The Governance, Nominating and Strategy Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Annual Meeting.

In addition to the considerations described above, the Governance, Nominating and Strategy Committee considers diversity in its evaluation of candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition. The Governance, Nominating and Strategy Committee discusses diversity considerations in connection with each candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. The Governance, Nominating and Strategy Committee believes that, as a group, the nominees above bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

The Governance, Nominating and Strategy Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at www.maxwell.com. The procedure provides that a timely notice relating to the nomination must be given in writing to the Secretary of the Company prior to the Annual Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under the section “Stockholder Proposals” in this Proxy Statement. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and include information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. There have been no material changes to the procedures by which stockholders may recommend nominees to the Board.

Standards of Business Conduct and Ethics

The Company’s Standards of Business Conduct and Ethics apply to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Standards of Business Conduct and Ethics is posted on the Company’s website at www.maxwell.com and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 5271 Viewridge Court, Suite, 100, San Diego, California 92123. Any changes or waivers of the Standards of Business Conduct and Ethics for the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions will be disclosed on the Company’s website.

Board Leadership Structure and Role in Risk Oversight

Our Board separates the positions of Chairperson of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairperson is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

The Board is responsible for oversight of the Company’s risk management process. The entire senior management of the Company is responsible for identifying risks, managing risks, and reporting and communicating risks back to the Board of Directors. A Chairperson that is independent of management adds another layer of insight to the risk assessment process.

As part of its oversight of our Company’s executive compensation programs, the Compensation Committee considers the impact of the programs, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the Compensation Committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company.

The Compensation Committee has concluded that, for all employees, our Company’s compensation programs do not encourage excessive risk and are not likely to have a material adverse effect on the Company for the following reasons:

•

The Compensation Committee retains a degree of discretion with respect to our annual cash incentive bonus program, and uses multiple performance objectives in that program, which minimizes the risk that might be posed by the short-term variable component of our compensation programs; and

•

The long-term incentive component of our equity compensation program, which includes the grant of restricted stock with service and performance-based vesting conditions, provides employees with an incentive to increase the value of our stock while also exposing them to downside risk, thereby encouraging behaviors that support sustainable value creation.

Compensation of Directors

For the fiscal year ended December 31, 2010, non-employee directors of the Company received compensation for services provided as a director. On the last trading day of each calendar quarter, each non-employee director who had been in service for the full quarter automatically received a non-discretionary restricted stock unit (“RSU”) award under the 2005 Omnibus Equity Incentive Plan covering a number of shares of our common stock determined by dividing $6,250 by the closing selling price of our common stock on the last trading day of the calendar quarter, rounded down to the nearest whole share. These quarterly RSU awards were fully vested on the date of grant. Each RSU award granted during the fiscal year ended December 31, 2010 pursuant to this retainer program was settled and shares issued thereunder on February 15, 2011 pursuant to a predetermined release date, except in the case of Mr. Caudill whose shares subject to RSU awards were released 60 days following his resignation from the Board on June 30, 2010.

In addition to the RSU awards, $3,750 per quarter was paid to the Chairperson of the Board and $2,500 per quarter was paid to the Chairperson of the Audit Committee, the Chairperson of the Compensation Committee and the Chairperson of the Governance, Nominating and Strategy Committee. Each member of the Board also received $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference), $1,500 per Audit Committee meeting attended (whether in person or by video or telephone conference) and $1,000 for all other committee meetings attended in person ($750 for meetings attended by video or telephone conference). The members of the Board are entitled to reimbursement of their expenses incurred in attending Board meetings in accordance with Company policy. In addition, members of the Board of Directors, other than members of the Audit Committee, who provide consulting services approved by the Audit Committee, are entitled to payments of $1,000 per day of service.

For the fiscal year ended December 31, 2010, directors of the Company also received, as additional compensation for their services as directors, including committees on which they serve, (a) a restricted stock grant, at the time of their election or appointment, of 4,000 shares, which vested on the first anniversary of the date of grant and (b) an annual restricted stock grant of 4,000 shares, which vested on the first anniversary of the date of grant. The initial award and annual awards provide for full acceleration of vesting upon a change of control or in the event that a director’s service terminates as a result of death or disability.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2010, other than a director who also served as our chief executive officer and did not receive any compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (9)($)		All Other Compensation ($)		Total ($)
Robert Guyett	51,875	(1)	87,800	(10)	—		139,675
Jean Lavigne	17,750	(2)	87,800	(11)	—		105,550
Mark Rossi	43,750	(3)	87,800	(12)	—		131,550
Burkhard Goeschel, Ph.D.	13,000	(4)	87,800	(13)	—		100,800
José L. Cortes	12,000	(5)	87,800	(14)	—		99,800
Edward Caudill	20,375	(6)	75,300	(15)	40,000	(18)	135,675
Roger Howsmon	15,000	(7)	87,800	(16)	—		102,800
Yon Yoon Jorden	34,250	(8)	87,800	(17)	—		122,050

(1)	Mr. Guyett is the Chairperson of the Board, the Chairperson of the Audit Committee and a member of the Compensation Committee, the Governance, Nominating and Strategy Committee as well as the Pricing

Committee. The Pricing Committee is established from time to time in connection with certain equity offerings by the Company. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(2)	Mr. Lavigne is a member of the Governance, Nominating and Strategy Committee and the Compensation Committee. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(3)	Mr. Rossi is the Chairperson of the Compensation Committee and is also a member of the Audit Committee, the Governance, Nominating and Strategy Committee as well as the Pricing Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(4)	Professor Goeschel is a member of the Governance, Nominating and Strategy Committee. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(5)	Mr. Cortes is a member of the Pricing Committee. This amount includes fees paid for all Board meetings attended in person or via telephone conference.

(6)	Mr. Caudill was the Chairperson of the Board, the Chairperson of the Governance, Nominating and Strategy Committee and a member of the Compensation Committee and the Pricing Committee, until his resignation on June 30, 2010. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(7)	Mr. Howsmon is a member of the Compensation Committee. Mr. Howsmon was also a member of the Governance, Nominating and Strategy Committee until May 2010. This amount includes fees paid for all Board and other committee meetings attended in person or via telephone conference.

(8)	Ms. Jorden is Chairperson of the Governance, Nominating and Strategy Committee and a member of the Audit Committee. This amount includes the quarterly retainers described above as well as fees paid for all Board and other committee meetings attended in person or via telephone conference.

(9)	The amounts in this column represent the grant date fair value of equity awards granted during the year ended December 31, 2010. The amounts for each director consist of (a) $62,800 per director with respect to 4,000 shares of restricted stock granted to each of the directors on February 10, 2010; (b) $6,250 per director with respect to 504 RSUs granted to each of the directors on March 31, 2010; (c) $6,250 per director with respect to 548 RSUs granted to each of the directors on June 30, 2010; (d) $6,250 per director with respect to 427 shares of RSUs granted to each of the directors on September 30, 2010 (except for Mr. Caudill who resigned from the Board on June 30, 2010) and (e) $6,250 per director with respect to 330 shares of RSUs granted to each of the directors on December 31, 2010 (except for Mr. Caudill who resigned from the Board on June 30, 2010).

(10)	As of December 31, 2010, Mr. Guyett held 17,000 stock options, all of which were vested and exercisable, 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(11)	As of December 31, 2010, Mr. Lavigne held 17,000 stock options, all of which were vested and exercisable, 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(12)	As of December 31, 2010, Mr. Rossi held 3,000 stock options, all of which were vested and exercisable, 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(13)	As of December 31, 2010, Dr. Goeschel held 10,000 stock options, all of which were vested and exercisable, 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(14)	As of December 31, 2010, Mr. Cortes held 18,000 stock options, all of which were vested and exercisable, 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(15)	As of December 31, 2010, Mr. Caudill held 4,000 shares of unvested restricted stock.

(16)	As of December 31, 2010, Mr. Howsmon held 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(17)	As of December 31, 2010, Ms. Jorden held 1,809 vested restricted stock units and 4,000 shares of unvested restricted stock.

(18)	This amount is consulting fees earned for market research services pursuant to the consulting agreement entered into between Mr. Caudill and the Company in connection with Mr. Caudill’s resignation from the Board on June 30, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers (as defined below), and (iv) all current directors and named executive officers of the Company as a group. Information for the officers and directors is as of March 17, 2011. The address for each individual is 5271 Viewridge Court, Suite 100, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% or Greater Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Security Investors, LLC	3,365,423	(3)	12.11%
One Security Benefit Place, Topeka, KS 66636-0001

Blackrock, Inc.	1,453,205	(4)	5.23%
40 East 52nd Street, New York, NY 10022
Van Den Berg Management	1,466,584	(5)	5.28%
805 Las Cimas Parkway, Suite 430, Austin, Texas 78746

	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
José L. Cortes	1,406,488	(6)	5.06%
David J. Schramm	332,739	(7)	1.19%
Kevin S. Royal	100,565	(8)	*
George Kreigler III	87,933	(9)	*
Robert Guyett	78,664	(10)	*
Mark Rossi	69,664	(11)	*
Jean Lavigne	56,664	(12)	*
Burkhard Goeschel	32,997	(13)	*
Roger Howsmon	29,997	(14)	*
Yon Yoon Jorden	28,997	(15)	*
Van Andrews	16,121	(16)	*
All current directors and named executive officers as a group (11 persons)	2,240,829	(17)	7.98%

*	Less than one percent.

(1)	Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)	Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 17, 2011 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 27,790,889 shares of common stock outstanding on March 17, 2011.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Security Investors, LLC on February 14, 2011.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Blackrock, Inc. on February 7, 2011.

(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Van Den Berg Management on January 14, 2011.

(6)	Consists of (a) 1,353,824 shares of common stock held by Montena, SA, (b) 26,516 shares of common stock held directly, (c) options to purchase 18,000 shares of common stock, (d) 5,000 shares of common stock held by Mr. Cortes’s mother-in-law and (e) 3,148 shares of restricted stock. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over the shares owned by Montena, SA. Mr. Cortes disclaims beneficial ownership of such shares, except to his proportionate interest therein.

(7)	Consists of (a) 131,949 shares held in a Family Trust, (b) options to purchase 140,625 shares of common stock, (c) 56,765 shares of restricted stock, (d) 2,000 shares of common stock held directly, (e) 800 shares of common stock held by an IRA and (f) 600 shares of common stock held by an IRA of Mr. Schramm’s wife.

(8)	Consists of (a) options to purchase 60,000 shares of common stock, (b) 29,233 shares of restricted stock and (c) 11,332 shares of common stock held directly.

(9)	Consists of (a) 40,673 shares of common stock held directly, (b) options to purchase 25,000 shares of common stock, (c) 19,660 shares of restricted stock and (d) 2,600 shares held by an IRA.

(10)	Consists of (a) 55,707 shares of common stock held in a Family Trust, (b) options to purchase 14,000 shares of common stock, (c) 5,809 shares of common stock held directly and (d) 3,148 shares of restricted stock.

(11)	Consists of (a) 63,516 shares of common stock held directly, (b) 3,148 shares of restricted stock and options to purchase (c) 3,000 shares of common stock.

(12)	Consists of (a) 36,516 shares of common stock held directly, (b) options to purchase 17,000 shares of common stock and (c) 3,148 shares of restricted stock.

(13)	Consists of (a) 19,849 shares of common stock held directly, (b) options to purchase 10,000 shares of common stock and (c) 3,148 shares of restricted stock.

(14)	Consists of (a) 25,849 shares of common stock held directly, (b) 3,148 shares of restricted stock and (c) 1,000 shares of common stock held by an IRA.

(15)	Consists of (a) 25,849 shares of common stock held directly and (b) 3,148 shares of restricted stock.

(16)	Consists of (a) 10,121 shares of restricted stock and (b) options to purchase 6,000 shares of common stock.

(17)	Includes options to purchase 293,625 shares of common stock which are currently exercisable or are exercisable within 60 days of March 17, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms received and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act, except one Form 4 filed late by Mr. Schramm in June 2010.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board of Directors of the Company is providing shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This advisory shareholder vote, commonly known as a “say-on-pay”, provides shareholders with the opportunity to endorse or not endorse the Company’s fiscal 2010 executive compensation programs and policies and the compensation paid to the named executive officers as discussed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our goal is to maintain compensation programs that will fairly compensate our officers and employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incentivize future performance towards clearly defined corporate goals, and align employees’ long-term interests with those of the Company’s stockholders. We believe our compensation policies and procedures demonstrate a strong link between pay and performance.

Vote Required for Approval and Recommendation of the Board

Because say-on-pay votes are advisory and non-binding, voting results cannot overrule any decisions made by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

The Board recommends that stockholders vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF NAMED EXECUTIVE OFFICERS

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company is providing shareholders with the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. This advisory shareholder vote is commonly known as “say-when-on-pay”. The Board of Directors believes that a frequency of “every three years” for the advisory vote on executive compensation will best serve the Company and its stockholders for the following reasons:

•

Our executive compensation programs are designed to create long-term shareholder value, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance.

•

As described in our Compensation Discussion and Analysis, we grant awards with multi-year performance and service periods to encourage our named executive officers to focus on long-term performance, therefore, a triennial shareholder vote would allow this element of our executive compensation programs to be evaluated over a similar time-frame.

•

A triennial vote will provide us with the time to thoughtfully respond to the shareholders’ advisory vote on the frequency of the “say-on-pay” vote, and implement any necessary changes. We carefully review changes to our executive compensation programs to maintain the consistency and credibility of the programs, therefore, a sufficient amount of time to incorporate any changes into our plan will be important.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation. Stockholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to the section “Question and Answers About These Proxy Materials and the Annual Meeting”, “How can I communicate with the Board of Directors?”, on page 5 of this Proxy Statement for information about communicating with the Board.

Vote Required for Approval and Recommendation of the Board

Because “say-when-on-pay” votes are advisory and non-binding, voting results cannot overrule any decisions made by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency with which future “say-on-pay” proposals are presented to shareholders.

The Board recommends that stockholders vote for the option of “THREE YEARS” for the frequency of future advisory votes on executive compensation.

EXECUTIVE COMPENSATION

The executive officers of the Company, their positions with the Company and experience are set forth below.

Name	Position(s)	Age
David J. Schramm	President, Chief Executive Officer and Director	61

Kevin S. Royal	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	46
George Kreigler III	Senior Vice President and Chief Operating Officer	58

Van Andrews	Senior Vice President, Sales and Marketing	59

The officers of the Company hold office at the discretion of the Board. During the fiscal year ended December 31, 2010, the officers of the Company devoted substantially all of their business time to the affairs of the Company for the period in which they were employed, and they intend to do so during the fiscal year ending December 31, 2011.

Background

David J. Schramm

David J. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the bulk of his 37-year business career in a series of senior management and engineering positions with General Motors and its primary Tier I parts supplier, Delphi Automotive Systems. Before joining Maxwell, he was president and chief executive officer of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus, and immediately before that, from 2001 to 2006, he was president and chief executive officer of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries.

Kevin S. Royal

Kevin S. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. From May 2005 until he joined Maxwell, he was senior vice president and chief financial officer of Blue Coat Systems, Inc., a Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and chief financial officer of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. He also serves as a director of a private company.

George Kreigler III

Mr. Kreigler joined Maxwell in April 2006, assuming global responsibility for BOOSTCAP® ultracapacitor operations, including overseeing the Company’s offshore manufacturing activities in China. In August 2009, Mr. Kreigler was promoted to Senior Vice President and Chief Operating Officer. Mr. Kreigler has more than 30 years of high technology operations management experience, including supervision of multiple large-scale offshore manufacturing facilities. Before joining Maxwell, he spent eight years with Quantum Corporation, most recently as corporate senior vice president and general manager of Quantum Storage Systems. Previously, he was vice president, manufacturing systems, for Read-Rite Corporation, and before that spent 12 years in senior operations and engineering positions with disk drive manufacturer Maxtor Corporation.

Van Andrews

Van Andrews joined Maxwell in February 2010 as Vice President of Sales. In October 2010, Mr. Andrews was promoted to Senior Vice President, Sales and Marketing. He is an experienced technology executive who most recently was vice president of North American sales of D-Link Corp. Previously he was president and chief executive officer of U.S. Robotics, and general manager of Toshiba America Information Systems’ Computer Systems Division. He holds a BS degree in Business Administration from Indiana State University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis reviews and discusses our compensation programs and policies for our executive officers who are required to be named in our Summary Compensation Table under the rules of the Securities and Exchange Commission. This Compensation Discussion and Analysis, which should be read together with the compensation tables and related disclosures included below, also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation decisions and programs.

Compensation Philosophy and Objectives

We recognize that our success depends to a great degree on the integrity, knowledge, imagination, and skill of our employees. Toward this end, we try to design our compensation and benefits programs in order to attract, retain and motivate talented, highly qualified and committed executive officers who share our business goals and corporate values. In doing so, we strive to make use of multiple performance measures designed to keep our executive officers focused on and driven to accomplish our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and geographic location.

Accordingly, the principal objectives of our executive compensation programs are:

•	attracting, retaining, and motivating talented and experienced executives who are able to contribute to our long-term success;

•	rewarding executives whose knowledge, skills, and performance demonstrably contribute to our success; and

•	incentivizing our executives to achieve clearly defined corporate goals.

As the Compensation Committee makes its decisions regarding the Company’s executive compensation programs, it reviews individual performance, departmental performance and Company performance against individual goals, departmental goals and Company goals, and it considers such qualitative and subjective factors as it determines appropriate, all as discussed in more detail below. The Compensation Committee places primary emphasis upon achievement of critical performance objectives because it recognizes the importance of providing compensation opportunities that effectively reward management for such achievement, and believes that successful execution against goals is the best way to enhance long-term stockholder value. The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employee’s interests with those of our stockholders.

Survey Data and Compensation Consultant

Traditionally, the Compensation Committee has reviewed publicly available information on compensation practices for similarly situated executives at other companies of appropriate size and business dynamics. Specifically, the Compensation Committee examines survey data obtained through a subscription arrangement with consulting firms such as Towers Watson Wyatt or Radford, an Aon Hewitt Company, or compensation and benefits surveys published by Cullpepper & Associates. The Compensation Committee generally reviews this market data after it has reached its compensation decisions for our named executive officers so that it can understand how its decisions and our compensation practices compare with those at other companies. The survey data serves as an indicator and reference point for purposes of evaluating our executive compensation programs, rather than serving as a target to set the level of compensation for our executive officers. The survey data did not drive the decision-making process of the Compensation Committee in 2010.

The Compensation Committee also has the authority to engage the services of outside consultants to assist it in making decisions regarding our executive compensation programs. In mid-2010, the Compensation Committee decided to engage in a comprehensive review and analysis of our executive compensation program. As part of this comprehensive review, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent compensation consultant to advise the Committee in matters regarding the compensation of our executive officers. Neither the Company nor our Board of Directors had previously worked with Meridian, which was selected in part because of its substantial experience providing independent advice regarding compensation matters to boards of directors of public companies.

In engaging Meridian, the Compensation Committee instructed that firm to provide relevant market data against which to evaluate our existing compensation arrangements with our executive officers. After completing its analysis, Meridian determined that our officers’ cash compensation fell slightly above or at the 50th percentile of the selected peer group, while our long-term incentive compensation potential, including equity compensation, fell below the 50th percentile of the selected peer group, with total compensation falling slightly below the median.

In response to the Meridian analysis, the Compensation Committee made changes to the compensation of our executive officers to become effective in 2011, as further discussed below. Specifically, the Compensation Committee decided to increase long-term incentive compensation potential and set total target compensation at the 50th percentile of a selected peer group. Finally, in order to improve the management of stockholder dilution and reduce our burn rate, the Compensation Committee decided to grant restricted stock with service and performance-based vesting conditions, rather than a mix of restricted stock and options, as part of our equity compensation program.

Selection of Peer Group

As part of its ongoing review during 2010, the Compensation Committee engaged Meridian to help it identify appropriate market segment data against which to compare our executive compensation levels and programs. In September 2010, Meridian helped the Compensation Committee to identify the following companies in the battery, cleantech, technology, and manufacturing industries with similar revenues and/or market capitalizations to form the peer group of public companies against which our executive compensation programs were reviewed, compared, and evaluated in 2011:

A123 Systems, Inc.	Energy Conversion Devices, Inc.

Applied Signal Technology, Inc.	Evergreen Solar, Inc.

ATMI, Inc.	FuelCell Energy, Inc.

AZZ Inc.	II-VI Inc.

Capstone Turbine Corp.	Mercury Computer Systems, Inc.

DDi Corp.	Radisys Corp.

Echelon Corp.	SL Industries, Inc.

Electro Scientific Industries, Inc.	Spectrum Control, Inc.

Emulex Corp.	Ultralife Corp.

Ener1 Inc.	Zygo Corp.

Meridian compared our executive officer compensation programs on a percentile basis against data from the peer group. For Mr. Schramm, these comparisons generally revealed that his base salary, target bonus, and total target cash compensation were above the 50th percentile of the peer group, long-term incentive compensation potential was below the 50th percentile of the peer group, thereby leaving total target compensation slightly below the 50th percentile of the peer group. In contrast, for Messrs. Royal and Kreigler, these comparisons revealed base salary, target bonus, and total target cash compensation approximately at the 50th percentile of the peer group, long-term incentive compensation potential significantly below the 50th percentile of the peer group, thereby leaving their total target compensation below the 50th percentile of the peer group. Prior to his promotion to Senior Vice President, Sales and Marketing in October 2010, Mr. Andrews was not considered an executive officer and therefore his compensation was not part of the Meridian review.

As a result of the Meridian review, the Compensation Committee concluded that it was appropriate to provide total compensation for our named executive officers in 2011 at the 50th percentile of the peer group, within narrowly permitted variances.

Role of the Compensation Committee and Management in Setting Executive Compensation

As the manager of the executive team, our CEO assesses the contributions of other executives to the Company’s performance and results, and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and annual equity incentive award for each executive officer other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. While the Compensation Committee considers the CEO’s recommendations, it need not adopt these recommendations and may adjust them as it determines appropriate. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions in an executive session when the CEO is not present, and determines any merit increase in salary, cash bonus and annual equity incentive award for him.

The Company’s management team and human resources group also support the Compensation Committee in fulfilling its responsibilities by gathering information and performing administrative tasks.

Components of Compensation

Compensation paid to the Company’s named executive officers consists of base salary, annual incentive bonuses, equity incentive awards, certain contractual severance and change in control benefits, and some perquisites.

Base Salary. We provide base salary to our executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year and to provide sufficient fixed cash compensation to allow the officers to focus on their ongoing responsibilities. In determining the base salary of executive officers, the Compensation Committee considers a variety of factors, including recommendations of the CEO (other than with respect to his own salary), the executive’s level of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies. Adjustments to base salaries are typically made effective following a review of executive compensation by the Compensation Committee in the first quarter of each year, and reflect the Compensation Committee’s evaluation of each named executive officer’s performance for the prior fiscal year.

In 2010, the Compensation Committee did not target any particular level of base salary in light of compensation survey data. In March 2010, we increased the annual base salaries of each of our executive officers, except for Mr. Schramm, by approximately 3% to provide merit and cost-of-living adjustments. Mr. Schramm did not receive a salary increase in 2010 because his salary is typically reviewed on the anniversary of his hire date around July each year. However, because of the ongoing Meridian study, the Compensation Committee deferred making any decision about Mr. Schramm’s base salary in 2010. In March 2010, Mr. Royal’s annual base salary was increased from $275,000 to $283,800. In May 2010, on the first anniversary of his hire date, Mr. Royal’s base salary was further increased to $300,000, in recognition of operational achievements and his efforts related to inquiries by the SEC and the Department of Justice in connection with the U.S. Foreign Corrupt Practices Act. In March 2010, Mr. Kreigler’s annual base salary was increased from $300,000 to $309,000. Mr. Andrews was hired in February 2010 at an annual base salary of $200,000. In October 2010, he was promoted to Senior Vice President, Sales and Marketing, and his salary was increased to $240,000. Due to a varying number of pay periods each year, the amount of salary shown in the Summary Compensation Table below for each of our executive officers reflects that 2010 contained 27 biweekly pay periods, while 2009 and 2008 contained 26 biweekly pay periods.

In February 2011, in connection with the results of the Meridian study, the Compensation Committee approved increases in base salaries for our executive officers as follows: Mr. Schramm, $495,000; Mr. Royal, $311,100;

Mr. Kreigler, $318,270; and Mr. Andrews, $252,000. These increases resulted in the base salary for each of our named executive officers being at or slightly above the 50th percentile of the peer group. Mr. Schramm’s base salary was only increased modestly as a merit increase because the Meridian study showed that his base salary was already slightly above the targeted 50th percentile of the peer group data. As previously indicated, Mr. Andrews’ compensation was not included in the Meridian study because he was not considered an executive officer prior to his promotion to Senior Vice President, Sales and Marketing in October 2010.

Annual Cash Incentive Bonuses. Annual cash incentive bonuses are used to reward our executive officers for the achievement of individual and Company performance goals. The Company’s annual incentive bonus program is based on achievement of annual performance targets and other management objectives that are established annually, but are subject to adjustment as the Compensation Committee deems appropriate. The Company’s targets and objectives consist of short-term operating, strategic and financial goals that, in turn, further our long-term business objectives and build stockholder value. Final calculation of the Company’s performance and determination and payment of the awards is made as soon as is practicable after completion of the Company’s fiscal year.

The 2010 incentive bonus program for our named executive officers consisted of three components related to the achievement of certain operating metrics set forth in the Company’s 2010 operating plan as follows: 50% of the target bonus amount related to the achievement of operating income of $2.3 million, 25% related to the achievement of cash flows from operations of $8.3 million, and 25% related to the achievement of EBITDA of $8.6 million. In determining whether metrics are satisfied, the Compensation Committee excludes certain unusual and non-cash items from actual results. For example, the Compensation Committee excluded the effect of the fair value measurement of derivative liabilities and stock warrants related to convertible debt, amongst other items, from net income (loss) and EBITDA when measuring the achievement of the 2010 operating metrics. For 2010, cash bonuses would be paid at 100% of target if operating metrics were achieved, but no cash bonuses would be paid if the operating metrics were not achieved.

Per the terms of their employment agreements, Mr. Schramm was eligible to earn a bonus up to 100% of his base salary, and Messrs. Royal and Kreigler were each eligible to earn a bonus up to 50% of their respective base salaries. Although Mr. Andrews does not have an employment agreement with the Company, the Compensation Committee determined his 2010 bonus eligibility to be 50% of his base salary. After applying adjustments for certain unusual and non-cash items to the operating metrics established for 2010, the Compensation Committee determined operating income of $3.1 million, cash flows from operations of $8.7 million, and EBITDA of $9.7 million. The overachievement of each target operating metric resulted in the payment of a bonus of $485,000 to Mr. Schramm; $150,000 to Mr. Royal; $154,500 to Mr. Kreigler; and $120,000 to Mr. Andrews.

Equity Incentive Awards. Stock-based awards are intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company. An effective equity component within total compensation maintains an alignment between the interests of executive officers and stockholders by allowing executives to participate in the long-term appreciation of our stockholder value, while reducing the economic benefit of such awards in the event that we do not perform well. Additionally, our equity incentive awards provide an important retention tool, as they are generally subject to multi-year vesting conditions.

Traditionally, the Compensation Committee has used a blend of stock options and restricted stock to provide executives with the ability to participate in the Company’s success while also being exposed to downside risk. Due to the ongoing Meridian study during 2010, the Compensation Committee did not grant refresh equity awards to its named executive officers in 2010. However, Mr. Andrews who was not an executive officer at the time of his hire in February 2010, received an option to purchase 20,000 shares, subject to a four-year vesting schedule, in connection with his initial hire.

In 2008, the Compensation Committee granted performance-based restricted stock awards to Messrs. Schramm and Kreigler that would vest upon the Company’s achievement of $50 million in revenue from sales of

BOOSTCAP® products and electrode material during fiscal year 2009. Mr. Schramm and Mr. Kreigler held 10,000 and 5,000 restricted shares, respectively, pursuant to these performance-based awards. The Company did not achieve these results for the 2009 fiscal year. However, in February 2010, the Compensation Committee extended the deadline to fiscal year 2011 in order to provide additional incentive to these executives to achieve Company goals. In addition, the goals were modified to $100 million in revenues from sales of BOOSTCAP® products and electrode material at a gross margin of at least 40%.

In February 2011, the Compensation Committee decided to cease granting options and to grant only restricted stock awards to all employees, including our executive officers. For executive officers, the vesting of restricted stock will be tied partially to continuous service and partially to performance-based vesting criteria conditioned on achievement of specific Company performance milestones.

Accordingly, in February 2011, the Company granted restricted share awards to our named executive officers, with 50% of the share award’s vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain revenue and net income targets within the next three fiscal years. Pursuant to these awards, Mr. Schramm was granted 34,265 restricted shares; Mr. Royal was granted 14,233 restricted shares; Mr. Kreigler was granted 14,660 restricted shares; and Mr. Andrews was granted 10,121 restricted shares.

Severance, Change of Control and Other Post-Employment Programs. With respect to stock options and restricted stock awards granted to executive officers, the Company has provided for the full acceleration of vesting upon termination of employment due to death or disability, or upon termination without cause or resignation following certain triggering events after a change of control of the Company. The Company further provides for full acceleration of vesting of restricted stock awards made to its executive officers upon a change of control prior to vesting, including for awards subject to performance milestones. The Compensation Committee believes that the aforementioned accelerated vesting provisions are necessary to provide a competitive compensation package, and to keep executives focused on their responsibilities during uncertain change in control situations.

In 2010, the Compensation Committee did not make any changes to the executive officers’ severance or change of control-related compensation, except that Mr. Kreigler’s employment agreement was amended in December 2010 to comply with certain technical requirements imposed by Section 409A of the Internal Revenue Code.

Perquisites. The Company generally does not provide its executives with perquisites that are not available to all Company employees, other than car allowances. In 2010, the Company provided a car allowance to Messrs. Schramm, Kreigler, and Andrews. In 2011, the Company also began providing a car allowance to Mr. Royal. In addition, the Company provided Messrs. Schramm and Andrews with a cash reimbursement in lieu of their participation in the Company’s regular health care plans. In connection with the negotiation of Mr. Kreigler’s relocation from Colorado to the San Diego area, the Company agreed to provide Mr. Kreigler with a housing allowance. The amounts of these benefits are detailed in the Summary Compensation Table below.

Certain Corporate Governance Considerations

We currently do not require our executive officers to own a particular number of shares of our common stock. The Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our stockholders.

The Compensation Committee has not adopted a policy that goes beyond existing statutory requirements with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We will comply with applicable laws and regulations requiring any such adjustments to, or recovery of, incentive compensation in connection with a financial restatement and the Compensation Committee intends to adopt a policy in this regard once SEC rules on this topic are issued, which is expect to occur later this year.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding under current rules our Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, at the 2010 Annual Meeting, the stockholders approved a limit under our 2005 Omnibus Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. We anticipate that any compensation deemed paid to an executive officer in connection with the exercise of options will qualify as performance-based compensation, and should not be subject to the $1 million deduction limitation. Accordingly, all compensation deemed paid with respect to such options should remain deductible by the Company without limitation under Section 162(m). Restricted stock awards that vest solely on length-of-service conditions are not considered performance-based under Section 162(m) and, therefore, are subject to the $1 million deduction limitation. However, such restricted stock awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics and the awards are otherwise administered in accordance with the Section 162(m) requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible and retains discretion to award compensation that exceeds the $1 million deduction limitation. Compensation paid to all executive officers exceeded the $1 million deduction limitation by $755,000 in 2009 and $38,000 in 2010. However, due to our significant net operating loss carry-forward, exceeding the limit has not resulted in a material increase in our federal income taxes.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee:

Mark Rossi

Robert Guyett

Roger Howsmon

Jean Lavigne

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2010 SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid in 2010, 2009 and 2008 to the Company’s current chief executive officer, chief financial officer, chief operating officer and senior vice president of sales and marketing, our named executive officers.

Name and Principal Position	Year	Salary (2) ($)	Stock Awards (4) ($)		Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation ($)		Total ($)
David J. Schramm (1)	2010	486,500	157,100		—	485,000	32,000	(6)	1,160,600
President, Chief Executive Officer and Director	2009	469,800	310,200	(3)	—	260,000	28,700	(6)	1,068,700
	2008	423,800	537,000		—	123,100	31,600	(6)	1,115,500

Kevin S. Royal (1)	2010	294,200	—		—	150,000	15,200	(7)	459,400
Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2009	179,800	330,400		463,000	51,600	9,100	(7)	1,033,900
	2008	—	—		—	—	—		—

George Kreigler III (1)	2010	308,700	78,600		—	154,500	42,600	(8)	584,400
Senior Vice President, Chief Operating Officer	2009	278,600	84,700	(3)	814,900	80,400	53,800	(8)	1,312,400
	2008	263,700	—		214,800	33,600	63,300	(8)	575,400

Van Andrews (1)	2010	192,000	—		182,500	120,000	20,500	(9)	515,000
Senior Vice President, Sales and Marketing	2009	—	—		—	—	—		—
	2008	—	—		—	—	—		—

(1)	Mr. Schramm joined Maxwell as President and Chief Executive Officer, and was appointed a Director, in July 2007. Mr. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. Mr. Kreigler was appointed as Senior Vice President, Chief Operating Officer, and became a named executive officer in August 2009. Mr. Andrews was appointed as Senior Vice President, Sales and Marketing, and became a named executive officer in October 2010.

(2)	Due to a varying number of pay periods each year, the amount of salary for each of our executive officers reflects that 2010 contained 27 biweekly pay periods, while 2009 and 2008 contained 26 biweekly pay periods.

(3)	These amounts reflect a 2008 bonus award earned by the named executive officers under our annual bonus plan, which was paid with shares of common stock in 2009. The Company presents all stock awards in the fiscal year in which the awards were granted, in accordance with Item 402(d)(1). 58% of the 2008 annual bonus plan was paid in the form of fully vested restricted stock awards granted under the 2005 Omnibus Equity Incentive Plan, approved by the Board of Directors and determined based on the value of our common stock on March 26, 2009 of $7.50 per share. Mr. Schramm and Mr. Kreigler were granted 22,658 and 6,186 shares of common stock, respectively. The stock awards were ultimately granted and released by the Compensation Committee on August 7, 2009 at $13.69 per share. Based on the release price, the fair market value of the restricted stock for Mr. Schramm and Mr. Kreigler was $310,200 and $84,700, respectively. In addition to the restricted stock awards, Mr. Schramm and Mr. Kreigler received cash payments of $123,100 and $33,600, respectively, in connection with their 2008 bonus awards. These amounts are reported for each named executive officer in the Non-Equity Incentive Plan Compensation column in the table above.

(4)	The amounts in this column represent the grant date fair value of the entire equity award in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, without regard to estimated forfeitures. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2011 for a discussion of all assumptions made by the Company in determining the values of its equity awards.

(5)	The amounts in this column reflect bonus awards earned in the year reported by the named executive officers under our annual bonus plan, although the actual cash payment occurs in the subsequent year.

(6)	For 2010, this amount includes $13,500 in car allowance, $9,100 paid in lieu of health benefits, $2,100 in welfare benefits and $7,300 in 401(k) matching contribution. For 2009, this amount includes $13,000 in car allowance, $9,100 paid in lieu of health benefits, $2,200 in welfare benefits and $4,400 in 401(k) matching contribution. For 2008, this amount includes $13,000 in car allowance, $9,100 paid in lieu of health benefits, $6,400 in welfare benefits and $3,100 in 401(k) matching contributions.

(7)	For 2010, this amount includes $13,500 in health and welfare benefits and $1,700 in 401(k) matching contribution. For 2009, this amount includes $9,100 paid in health and welfare benefit costs.

(8)	For 2010, this amount includes $13,500 in car allowance, $8,000 in housing allowance, $13,600 in health and welfare benefits and $7,500 in 401(k) matching contributions. For 2009, this amount includes $28,000 in housing allowance, $13,300 in health and welfare benefits, $5,000 in car allowance and $7,500 in 401(k) matching contributions. For 2008, this amount includes $43,100 in housing allowance, $13,300 in health and welfare benefits and $6,900 in 401(k) matching contributions.

(9)	This amount includes $11,500 in car allowance, $7,500 paid in lieu of health benefits and $1,500 in welfare benefits.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each non-equity incentive plan award and each equity award granted to the Company’s named executive officers during fiscal year 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)
David J. Schramm	N/A	485,000	485,000	—	—	—	—	—
Kevin S. Royal	N/A	150,000	150,000	—	—	—	—	—
George Kreigler III	N/A	154,500	154,500	—	—	—	—	—
Van Andrews (1)	February 9, 2010	120,000	120,000	—	—	20,000	15.71	182,500

(1)	Mr. Andrews joined Maxwell in February 2010 as Vice President of Sales. In October 2010, Mr. Andrews was promoted to Senior Vice President, Sales and Marketing, and became an executive officer.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and all unvested restricted stock held by each of our named executive officers as of December 31, 2010.

	Option Awards						Restricted Stock Awards
Name	Number of Securities Underlying Vested Unexercised Options (#)		Number of Securities Underlying Unvested Unexercised Options (#) (1)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (10) ($)
	Exercisable		Unexercisable
David J. Schramm	128,125	(2)	21,875	(2)	14.20	7/22/2017	—		—
	—		—		—	—	18,750	(3)	354,200
	—		—		—	—	10,000	(4)	188,900

Kevin S. Royal	30,000		70,000	(5)	8.26	4/20/2019	—		—
	—		—		—	—	15,000	(6)	283,400
	—		—		—	—	5,000	(7)	94,400

George Kreigler III	25,000		75,000	(8)	14.18	8/3/2019	—		—
	—		—		—	—	5,000	(4)	94,400

Van Andrews	—		20,000	(9)	15.71	2/10/2020	—		—

(1)	All stock options held by our named executive officers will vest in full following involuntary termination, or resignation following the occurrence of certain triggering events, within a specified period following a change in control of the Company. Upon a change in control of the Company, all restricted shares held by our named executive officers will vest in full, regardless of whether the named executive officer terminates or resigns following a triggering event. These provisions are described in greater detail in “Potential Payments Upon Termination or Change in Control” beginning on page 37.

(2)	Mr. Schramm was granted an option to purchase 150,000 shares of our common stock in July 2007 under our 2005 Omnibus Equity Incentive Plan. Twenty-five percent of the shares subject to the option vested in July 2008 with the remaining 75% vesting in equal monthly installments over the following three years, provided Mr. Schramm remains in continuous service to the Company.

(3)	Mr. Schramm received 100,000 restricted shares of our common stock in July 2007 under the 2005 Omnibus Equity Incentive Plan. The shares vested 25% after one year and the remainder will vest in equal quarterly installments over the next three years, provided Mr. Schramm remains in continuous service to the Company. At December 31, 2010, 18,750 shares remain unvested.

(4)

In February 2010, Mr. Schramm and Mr. Kreigler received 10,000 and 5,000 restricted shares of our common stock, respectively, under the 2005 Omnibus Equity Incentive Plan. All of the shares will vest if the Company’s BOOSTCAP® products sales, including electrode, are greater than $100 million in 2011 and achieve a gross margin of at least 40%. These grants will expire if the specified performance metrics are not achieved by December 31, 2011.

(5)	Mr. Royal was granted an option to purchase 100,000 shares of our common stock in April 2009 under our 2005 Omnibus Equity Incentive Plan. Sixty percent of the shares subject to the option vest in equal annual installments on the first and second anniversaries of the grant date and the remaining 40% vest in equal annual installments over the following two years provided Mr. Royal remains in continuous service to the Company.

(6)	Mr. Royal received 20,000 restricted shares of our common stock in April 2009 under the 2005 Omnibus Equity Incentive Plan. The shares will vest in equal annual installments on the anniversary of the grant date over the next four years, provided Mr. Royal remains in continuous service to the Company.

(7)	Mr. Royal received 5,000 restricted shares of our common stock in April 2009 under the 2005 Omnibus Equity Incentive Plan. All of the shares would have vested when the Microelectronics product line inventory was reduced. As of December 31, 2010, the vesting of this award was considered to be unobtainable, but the award had not been canceled.

(8)	Mr. Kreigler was granted an option to purchase 100,000 shares of our common stock in August 2009 under our 2005 Omnibus Equity Incentive Plan. Twenty-five percent of the shares subject to the option vest in equal annual installments starting on the first anniversary of the grant date provided Mr. Kreigler remains in continuous service to the Company.

(9)	Mr. Andrews was granted an option to purchase 20,000 shares of our common stock in February 2010 under our 2005 Omnibus Equity Incentive Plan. Sixty percent of the shares subject to the option vest in equal annual installments on the first and second anniversaries of the grant date and the remaining 40% vest in equal annual installments over the following two years provided Mr. Andrews remains in continuous service to the Company.

(10)	Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company common stock on December 31, 2010, which was $18.89. The actual value realized by the officer depends on whether the shares vest and the future performance of our common stock.

2010 OPTION EXERCISES AND STOCK VESTED

With respect to our named executive officers, the following table shows the stock options exercised and the number of shares of restricted stock that vested during fiscal year 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
David J. Schramm	—	—	6,250	70,000
	—	—	6,250	84,563
	—	—	6,250	106,125
	—	—	6,250	107,688
	—	—	10,000	163,700

George Kreigler III	—	—	10,000	163,700

Kevin Royal	—	—	5,000	65,850
	—	—	10,000	163,700

(1)	Value realized is based on the fair market value of our common stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

EMPLOYMENT AGREEMENTS

In July 2007, the Company entered into an employment agreement with Mr. Schramm. The agreement provides for a base salary and an incentive bonus with a target amount of 100% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Schramm’s service is terminated without cause, he will continue to receive his base salary for a period of twelve months, at the rate in effect at the time of termination, and up to twelve months of health benefits. Pursuant to the agreement, Mr. Schramm was granted an option to purchase 150,000 shares of the Company’s common stock and 100,000 restricted shares of the Company’s common stock. The options vest over four years, so long as Mr. Schramm is continuously employed. On the first anniversary date of Mr. Schramm’s employment date, 25% of the options vested, with the remainder vesting in equal monthly installments over the following three years. Also, on the first anniversary date of Mr. Schramm’s employment date, 25% of the restricted shares vested, with the remainder vesting in equal quarterly installments over the next three years. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Schramm is subject to an involuntary termination within twelve months of the Change of Control, all options will vest in full.

In March 2009, the Company entered into an employment agreement with Mr. Royal. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Royal’s service is terminated without cause, he will receive his monthly base salary for six months, at the rate in effect at the time of termination, and up to six months of health benefits. Pursuant to the agreement, Mr. Royal was granted an option to purchase 100,000 shares of the Company’s common stock and 40,000 restricted shares of the Company’s common stock. The options and half of the restricted shares vest over four years, so long as Mr. Royal is continuously employed by us; the balance of the restricted shares are subject to vesting based upon meeting various departmental or Company performance objectives and completion of one year of service. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the Change of Control, all options will vest in full.

In August 2009, the Company entered into an amended employment agreement with George Kreigler III, appointing him as the Chief Operating Officer of the Company. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. Mr. Kreigler was paid a one time retention bonus equal to $264,000, which was contingent upon his continued employment with the Company through March 1, 2010. The agreement provides that if Mr. Kreigler’s service is terminated without cause, he will receive an amount equal to one-half of his annual base salary in effect at the date of termination. Pursuant to the agreement, Mr. Kreigler was granted an option to purchase 100,000 shares of the Company’s common stock, vesting 25% on each anniversary of the grant date over the following four years, so long as Mr. Kreigler is continuously employed by the Company. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Kreigler is subject to an involuntary termination within three years of the Change of Control, all options and restricted shares will vest in full. Mr. Kreigler’s employment agreement was amended in December 2010 to comply with certain technical requirements imposed by Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

David J. Schramm

Pursuant to his employment agreement, as amended, if Mr. Schramm’s employment is terminated without cause, either before or after a Change of Control, he will continue to receive his base salary for a period of twelve months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to twelve months. If Mr. Schramm’s employment terminates due to death or disability, all options and restricted shares granted to Mr. Schramm will become fully vested. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Schramm is subject to an involuntary termination within twelve months of the Change of Control, all options will vest in full.

Kevin S. Royal

Pursuant to his employment agreement, if Mr. Royal’s employment is terminated without cause, either before or after a Change of Control, he will continue to receive his base salary for a period of six months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to six months. If Mr. Royal’s employment terminates due to death or disability, all stock options and restricted shares granted to Mr. Royal will become fully vested. If the Company is subject to a Change of Control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the Change of Control, all options will vest in full.

George Kreigler III

Pursuant to his employment agreement, as amended, if Mr. Kreigler’s employment is terminated by the Company without cause, (a) he will be entitled to receive all accrued salary and bonus through the date of termination, plus an amount equal to one-half his annual base salary in effect on the date of termination, and (b) all options then held by Mr. Kreigler will continue to vest according to their terms until the six-month anniversary of the termination date, and shall be exercisable to the extent so vested until the 60th day following the first anniversary of the date of termination.

If Mr. Kreigler’s employment terminates due to death or disability, he will be entitled to receive all accrued salary and bonus through the date of termination plus an amount equal to six months of his annual base salary in effect on the date of termination, and all options and restricted shares will vest in full.

In connection with a Change of Control, if Mr. Kreigler’s employment is terminated by the Company without cause or he resigns following the occurrence of certain triggering events, in either case within three years after a Change of Control of the Company, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus two cash payments, each equal to 50% of his annual base salary (the first such payment to be paid within 30 days and the second such payment to be paid within one year), plus a continuation of all benefit coverage for six months. In addition, all options and restricted shares will vest in full. Upon a change in control, all restricted shares granted to Mr. Kreigler will vest in full, regardless of whether Mr. Kreigler terminates or resigns following a triggering event. If payment of any of the benefits described above results in excise tax being imposed under Section 4999 of the Internal Revenue Code, then the Company will pay Mr. Kreigler an additional amount (the “gross up payment”) equal to (a) the amount of such excise tax and (b) the amount necessary to pay federal and California income tax arising from the payment described in clause (a). However, for any future Change of Control agreements we may enter into or materially amend, we do not intend to provide for an excise tax gross-up payment.

Estimated Payments and Benefits

The following table describes the potential payments and benefits upon termination of each of our named executive officer’s employment before or after a Change of Control of the Company described above, as if each officer’s employment terminated as of December 31, 2010, the last business day of the 2010 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause $	Termination without Cause Prior to Change in Control $	Termination due to Death or Disability $	Termination without Cause or Resignation following a Trigger Event after a Change in Control $	Change in Control (no termination of employment) $
David J. Schramm	Severance (1)	—	485,000	485,000	485,000	—
	Option Acceleration (2)	—	—	102,600	102,600	—
	Restricted Stock Acceleration (3)	—	—	543,000	543,000	543,100
	Health and Welfare (4)	—	12,000	12,000	12,000	—
	Vacation Payout (1)	92,200	92,200	92,200	92,200	—

	Total Value	92,200	589,200	1,234,800	1,234,800	543,100

Kevin S. Royal	Severance (1)	—	150,000	150,000	150,000	—
	Option Acceleration (2)	—	—	744,100	744,100	—
	Restricted Stock Acceleration (3)	—	—	377,800	377,800	377,800
	Health and Welfare (4)	—	8,500	8,500	8,500	—
	Vacation Payout (1)	39,700	39,700	39,700	39,700	—

	Total Value	39,700	198,200	1,320,100	1,320,100	377,800

George Kreigler III	Severance (1)	—	154,500	154,500	309,000	—
	Option Acceleration (2)	—	—	353,300	353,300	—
	Restricted Stock Acceleration (3)	—	—	94,400	94,400	94,400
	Health and Welfare (4)	—	—	—	8,500	—
	Vacation Payout (1)	89,100	89,100	89,100	89,100	—
	Other (5)	—	55,000	55,000	55,000	—

	Total Value	89,100	298,600	746,300	909,300	94,400

(1)	For purposes of valuing the severance and vacation payments in the table above, we used each executive’s base salary at the end of 2010 and the number of accrued but unused vacation days at the end of 2010.

(2)	The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment termination and the Change of Control (if applicable) occurred on December 31, 2010. The value of the option acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between $18.89, which was the closing sales price of the Company’s common stock on December 31, 2010, and the exercise price of the option.

(3)	The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the Change of Control (if applicable) occurred on December 31, 2010. The value of the restricted stock acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing sales price of the Company’s common stock on December 31, 2010.

(4)	Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the Change of Control set forth in each individual executive’s employment agreement.

(5)	Mr. Kreigler would receive up to $15,000 in reimbursement of relocation costs upon termination of employment and could receive up to $40,000 in real estate closing costs if he sells his California home within three months after termination.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,527,423	(1)	$11.07	1,417,298	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,527,423		$11.07	1,417,298

(1)	Includes 1,111,220 stock options and 12,663 restricted stock units outstanding under the 2005 Omnibus Equity Incentive Plan, 391,540 stock options outstanding under the 1995 Stock Option Plan, and 12,000 stock options outstanding under the 1999 Director Stock Option Plan.

(2)	Includes 250,332 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 1,166,966 shares available for future issuance under the 2005 Omnibus Equity Incentive Plan.

RELATED PARTY TRANSACTION

Maxwell SA’s pension plan provided a long term loan of 700,000 Swiss Francs (approximately $749,000 as of December 31, 2010) to Montena Properties SA. Montena Properties SA is 100% owned by Montena SA. A member of Maxwell Technologies, Inc.’s Board of Directors, José Cortes, is also a director and indirect minority stockholder of Montena SA. The loan was provided to Montena Properties SA prior to Mr. Cortes becoming a director of Maxwell and Montena. The loan was repaid in full in March 2011.

OTHER BUSINESS

The Board does not intend to present any other business at the Annual Meeting and knows of no other matters which will be presented at the Annual Meeting.

INCORPORATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” certain information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This Proxy Statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s 2010 Annual Report on Form 10-K, a copy of which is being furnished to you with this Proxy Statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 5271 Viewridge Court, Suite 100, San Diego, California 92123.

By Order of the Board of Directors,

Kevin S. Royal

Secretary

March 31, 2011

San Diego, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU ARE ENCOURAGED TO VOTE BY INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

MAXWELL TECHNOLOGIES, INC.

This proxy is solicited on behalf of the Board of Directors

For the Annual Meeting of Stockholders

May 11, 2011 11:00 A.M PDT

The stockholder(s) hereby appoint(s) David J. Schramm and Kevin S. Royal, or either of them as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MAXWELL TECHNOLOGIES, INC. that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders(s) to be held at 11:00 a.m, PDT on May 11, 2011, at the Courtyard Marriott Hotel, 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, “FOR” PROPOSAL 2 AND 3 AND FOR “3 YEARS” FOR PROPOSAL 4.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred. The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the 2011 Annual Meeting of Stockholders and accompanying Proxy Statement dated March 31, 2011.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

MAXWELL TECHNOLOGIES, INC. 5271 Viewridge Court Suite 100 San Diego, CA 92123

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Directors:
			☐	☐	☐
1.	Election of Directors
Nominees

01	Robert Guyett	02 David J. Schramm 03 Yon Yoon Jorden

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.							☐	☐	☐

3	To approve, by non-binding vote, executive compensation.							☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposals:							1 year	2 years	3 years	Abstain

4	To recommend, by non-binding vote, the frequency of executive compensation votes.						☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date